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                                                                  EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of July 1, 1998 (the "Effective Date"), is made and enter into by and between FWT, Inc., a Texas corporation ("Company"), and William R. Estill ("Executive"). Company and Executive are sometimes collectively referred to as the "Parties," and individually referred to as a "Party."

                             PRELIMINARY STATEMENTS

         A. On the terms and subject to the conditions set forth in this Agreement, Company desires to retain the services of Executive in the capacities and with the responsibilities and duties set forth in this Agreement in order to ensure Executive's attention and dedication to Company, all of which the board of directors of Company (the "Board") believes will be in the best interests of Company and its shareholders.

         B.   Executive desires to commit himself to so serve Company.

         C. In order to effect the foregoing, Company and Executive desire to enter into this Agreement.

         NOW THEREFORE, in consideration of these preliminary statements and the respective covenants and agreement of the Parties set forth in this Agreement, and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                             STATEMENT OF AGREEMENT

         1. Employment. On the terms and subject to the conditions set forth in this Agreement, Company hereby agrees to employ Executive and Executive hereby accepts such employment.

         2. Term. The term of this Agreement, and Executive's employment hereunder, shall commence as of the Effective Date and expire on June 30, 2001 (such time period, the "Term"), unless earlier terminated as set forth in this Agreement.

         3. Positions and Duties. Executive shall serve as Vice President-Finance of Company or such other office and title as may be determined by the Board or Chief Executive Officer of Company, and shall have such additional positions, if any, from time to time as may be assigned to Executive by the Board or Chief Executive Officer of Company. Executive shall report and be responsible to the Chief Executive Officer of Company. Executive shall devote substantially all working time and efforts to the business and affairs of Company.

         4. Place of Performance. Company shall maintain its principal office within the Dallas-Fort Worth metropolitan area, and Executive shall fulfill the responsibilities set forth in




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this Agreement at such principal office, except for required travel in the course of Company's business.

         5.   Compensation and Related Matters.

              (a) Salary. During the Term of this Agreement, Company shall pay to Executive an annual base salary of no less than one hundred fifty thousand dollars ($150,000) (such amount as may be adjusted, the "Base Salary"), such Base Salary to be payable in accordance with Company's ordinary payroll practices. The Base Salary shall be reviewed by the compensation committee of the Board within ninety (90) days after the completion of each of Company's fiscal years commencing with the fiscal year ended April 30, 1998. Executive shall receive a documented evaluation by the compensation committee of the Board, and any recommendation to modify the Base Salary; provided, however, that the Base Salary shall not be less than the amount set forth in this Section 5(a).

              (b) Bonus. In addition to the Base Salary, Executive shall be entitled to receive a bonus (the "Bonus") computed and payable with respect to each of Company's fiscal years ending April 30 (individually, a "Calculation Period"), commencing with the Calculation Period ended April 30, 1998. The Bonus shall be calculated in accordance with clauses (ii) through (v):

                    (i)   As used in each  formula  set forth in clauses
(ii) through (v) below, "A" equals the percentage which will be multiplied by the Base Salary to arrive at the dollar amount of the Bonus for a particular Calculation Period and "B" equals the percentage of Targeted EBITDA actually achieved by Company for such Calculation Period.

                    (ii) if Company's actual EBITDA is greater than or equal to seventy-five percent (75%), but less than one hundred percent (100%), of Targeted EBITDA for any Calculation Period, the Bonus for such Calculation Period shall be a percentage of the Base Salary for such Calculated Period determined in accordance with the following formula:

                                A=50%+(2x(B-75%))

                    (iii) if Company's actual EBITDA is greater than or equal to one hundred percent (100%), but less than one hundred ten percent (110%), of Targeted EBITDA for any Calculation Period, the Bonus for such Calculation Period shall be a percentage of the Base Salary for such Calculated Period determined in accordance with the following formula:

                                 A=100%+(B-100%)

                    (iv) if Company's actual EBITDA is greater than or equal to one hundred ten percent (110%), but less than one hundred twenty-five percent (125%), of Targeted EBITDA for any Calculation Period, the Bonus for such Calculation Period shall be a percentage of the Base Salary for such Calculated Period determined in accordance with the following formula:



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                            A=110%+(1.8333x(B-110%))

                    (v) if Company's actual EBITDA is greater than one hundred twenty-five percent (125%) of Targeted EBITDA for any Calculation Period, the Bonus for such Calculation Period shall be a percentage of the Base Salary for such Calculated Period determined in accordance with the following formula:

                                A=137.5%+(B-125%)

                    (vi) The Bonus shall be due and payable as soon as practicable following delivery of Company's financial statements for the Calculation Period for which the Bonus is payable, but in no event later than ninety (90) days following the end of the Calculation Period for which the Bonus is payable. Any Bonus to which Executive is entitled under this Agreement shall be payable on the date specified in this paragraph even though the Term of Executive's employment with Company may terminate prior to the date such Bonus is payable hereunder.

                    (vii) For purposes of this Agreement, a "Prorated Bonus" equals the Bonus for a Calculation Period calculated in accordance with this
Section 5(b) multiplied by a fraction, the numerator of which is the number of days in such Calculation Period occurring prior to the Date of Termination (as defined below), and the denominator of which is 365.

                    (viii) As used in this Section 5(b), "Targeted EBITDA" shall mean an amount recommended by the management of Company and approved by a majority vote of the compensation committee of the Board; provided, however, in no event shall the Targeted EBITDA for any Calculation Period exceed the EBITDA target for the same Calculation Period established pursuant to the terms of that certain Financial Advisory Agreement, dated November 12, 1997, between Company and Baker Capital Corp.

                    (ix) As used in this Section 5(b), "EBITDA" shall mean Company's consolidated net income as reflected on Company's consolidated income statement for a Calculation Period filed with the Securities and Exchange Commission, and in any case prepared and audited in accordance with generally accepted accounting principles, (A) plus, the sum of, but without duplication and only to the extent deducted in determining consolidated net income for such Calculation Period, (1) all income tax expense, (2) all interest expense (including imputed interest with respect to capital leases), (3) all amortization expense, (4) all depreciation expense and (5) any items of extraordinary loss, and (B) minus, any items of extraordinary gain.

              (c) Vehicle Allowance. During the Term of this Agreement, Executive shall receive from Company an automobile allowance in the amount of $500.00 per month.

              (d) Expenses. During the Term of this Agreement, Company shall, upon submission of reasonable documentation of any expense incurred in accordance with the standard policies and procedures established by Company, reimburse Executive for all reasonable expenses incurred by Executive on Company's behalf.



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              (e)   Relocation Cost. Company shall pay the reasonable
relocation costs of Executive. These relocation costs shall include moving expenses for Executive, his family and their belongings and any cost incident to the sale of Executive's previous primary residence.

              (f)   Other Benefits. During the Term of this Agreement,
Executive shall be entitled to participate in all of Company's benefit plans and arrangements available to the most senior executive officers of Company (including any health insurance, life insurance, dental insurance, long-term disability insurance, 401(k) and cafeteria plans). All of such benefits shall be provided in accordance with the past practices and policies of Company in effect prior to the Effective Date. All such benefits which are not provided to other executive officers of Company generally consist of payment of certain life insurance premiums with respect to policies owned by Executive or his family members and certain health and long term disability insurance benefits.

              (g) Vacations. Executive shall be entitled to three weeks of vacation in each calendar year. In addition Executive shall also be entitled to all paid holidays given by Company to its senior executives.

              (h) Services Furnished. Company shall furnish Executive with office space, secretarial and support staff assistance and such other facilities, equipment, services and resources as shall be reasonably required for the optimal performance of his duties hereunder.

              (j) SARs. Concurrent with the execution of this Agreement, Company will enter into a Stock Appreciation Rights Agreement with Executive, in substantially the form of Exhibit A hereto (the "SAR Agreement").

         6. Termination. Prior to the expiration of the Term of this Agreement, this Agreement and Executive's employment hereunder may be terminated as follows:

              (a) Death. The occurrence of Executive's death; provided, however, that the occurrence of death as a direct result of Executive's performance of the duties set forth in this Agreement shall not terminate this Agreement and Company's obligations hereunder.

              (b) Disability. The deemed Disability of Executive. For purposes of this Agreement, "Disability" means the inability of Executive to perform the duties set forth in this Agreement as a result of Executive's incapacity due to physical or mental illness, which incapacity cannot be reasonably accommodated, for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days in any twelve month period.

              (c) Cause. The occurrence of any act constituting Cause. For purposes of this Agreement, "Cause" means (i) the conviction of, the indictment for, or the entering of a guilty plea or a plea of no contest with respect to, a felony, (ii) embezzlement, misappropriation of funds or fraudulent conduct by Executive, (iii) gross negligence of Executive in the performance of his duties to Company, (iv) failure or refusal by Executive to comply in all material respects, within a period of 30 days after written notice to Executive,



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with a lawful and reasonable directive of the Board or the Chief Executive
Officer of the Company, or (v) the appropriation (or attempted appropriation) of a material business opportunity of Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of Company.

              (d) Good Reason. The occurrence of any act constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of, without Executive's consent, any of the following: (i) the relocation of Company's principal offices in violation of Section 4; or (ii) any failure by Company to comply with any material provision of this Agreement.

              (e) Notice of Termination. The termination of this Agreement and Executive's employment hereunder by any Party shall be communicated by a Notice of Termination to the other Party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that sets forth (i) the specific termination provision in this Agreement relied upon and (ii) in reasonable detail the facts and circumstances claimed to provide a basis of termination of this Agreement and Executive's employment hereunder.

              (f) Date of Termination. "Date of Termination" shall mean (i) if this Agreement and Executive's employment hereunder are terminated pursuant to Section 6(a), the date of Executive's death, (ii) if this Agreement and Executive's employment hereunder are terminated pursuant to Section 6(b), thirty
(30) days after the delivery of the Notice of Termination to Executive; provided, however, that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period, (iii) if this Agreement and Executive's employment hereunder are terminated pursuant to Sections 6(c) or 6(d), the date specified in the Notice of Termination, and (iv) if this Agreement and Executive's employment hereunder are terminated for any other reason, the date on which a Notice of Termination is given.

         7.   Compensation upon Termination; Disability.

              (a) Compensation upon Death (Termination). If this Agreement and Executive's employment hereunder are terminated pursuant to Section 6(a), then Executive shall receive no further compensation or benefits after the Date of Termination; provided, however, that Executive shall receive a Prorated Bonus for that portion of a Calculation Period occurring prior to the Date of Termination.

              (b) Compensation upon Death (Continuation). If Executive's death occurs as a direct result of Executive's performance of the duties set forth in this Agreement, then Executive's estate shall continue to receive for the entire Term of this Agreement all compensation and benefits provided for in this Agreement, including the Base Salary and Bonus.

              (c) Compensation During Disability. If this Agreement and Executive's employment hereunder are terminated pursuant to Section 6(b), then Executive shall receive no further compensation or benefits after the Date of Termination; provided, however, that



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Executive shall receive a Prorated Bonus for that portion of a Calculation
Period occurring prior to the Date of Termination; further provided, however, that during any period prior to the Date of Termination pursuant to Section 6(b), Executive shall continue to receive all compensation and benefits provided for in this Agreement, including the Base Salary and Bonus, if applicable.

              (d) Compensation upon Termination for Cause; Resignation. If this Agreement and Executive's employment hereunder are terminated by Company pursuant to Section 6(c) or by Executive for other than Good Reason, then Executive shall receive no further compensation or benefits after the Date of Termination; provided, however, in the event that this Agreement and Executive's employment hereunder are terminated by Executive for other than Good Reason, Executive shall receive a Prorated Bonus for that portion of a Calculation Period occurring prior to the Date of Termination.

              (e) Compensation upon Termination without Cause; for Good Reason. If this Agreement and Executive's employment hereunder are terminated by Company without Cause or by Executive for Good Reason, Executive shall continue to receive for the entire Term of this Agreement all compensation and benefits provided for in this Agreement, including the Base Salary and Bonus.

         8.   Noncompetition; Nondisclosure.

              (a) Noncompetition. Executive agrees not to engage in any Competitive Activity (as defined below) during any period with respect to which Executive is receiving compensation or benefits of any kind or character from Company; provided, however, if this Agreement and Executive's employment hereunder are terminated by Company pursuant to Section 6(c) or by Executive for other than Good Reason, then Executive agrees not to engage in any Competitive Activity (as defined below) for a period of two (2) years following such Date of Termination. For purposes of this Section, "Competitive Activity" shall mean activity, without the written consent of the Board, consisting of Executive's participation in the management of, or as a director, consultant or advisor to, any other business operation if such operation (a "Competitive Operation") is then in competition with a principal business operation of Company.

              (b) Nondisclosure. Executive agrees not to disclose at any time to any person not employed on a full-time basis by Company or its affiliates or not engaged to render services to Company or its affiliates, except with the prior written consent of an officer authorized to act in the matter by the Board, any proprietary and confidential information obtained by Executive while in the employ of Company; provided, however, that this provision shall not preclude Executive from the use or disclosure of (i) information known generally to the public, (ii) information which was rightfully in Executive's possession prior to the date hereof, (iii) information rightfully acquired from a third party able to convey it lawfully, (iv) information not generally considered confidential by persons engaged in the principal business of Company or (v) information required by law or court order to be disclosed.



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              (c)   Termination of Noncompetition. If this Agreement and
Executive's employment hereunder are terminated by Company without Cause or by Executive for Good Reason, Executive may elect, at any time after the Date of Termination, to terminate Company's obligations to provide compensation or benefits under this Agreement, in which event Executive shall be released from the obligation under this Section 8(a).

         9. Director and Officer Indemnification and Insurance. At all times during the Term, Company shall indemnify Executive to the fullest extent permitted by applicable law and shall maintain reasonable and customary directors and officers liability insurance coverage with a reputable and creditworthy carrier in an amount not less than ten million dollars ($10,000,000) per occurrence.

         10. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                     If to Executive:          William R. Estill
                                               [address]
                                               [address]

                     If to Company:            FWT, Inc.
                                               701 Highlander, Suite 200
                                               Arlington, TX  76015
                                               Attn:  Chief Executive Officer

                     With a copy to:           Baker Communications Fund, L.P.
                                               540 Madison Avenue, 29th Floor
                                               New York, NY  10022
                                               Attn: Edward W. Scott

or to such other address as one Party may have furnished to the other Party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. Prohibition on Assignment. No Party may assign, transfer or convey its rights or delegate its duties under this Agreement. Any attempted assignment or delegation shall be void.

         12. Modification and Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by each Party.

         13. No Waiver. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by



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such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         14. Governing Law. THE VALIDITY, INTERPRETATION, CONSTRICTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

         15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. Entire Agreement. This Agreement and the SAR Agreement sets forth the entire agreement of the Parties in respect of any subject matter contained herein and supercedes all prior severance or other agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, Executive or representative of any Party; and any prior agreements of the Parties in respect of the subject matter contained herein is hereby terminated and cancelled.

         IN WITNESS WHEREOF, each Party has executed, or has caused a duly authorized officer to execute, this Agreement as of the Effective Date.


COMPANY:                       FWT, INC.



                               By: /s/ DOUGLAS A. STANDLEY
                                   -------------------------------------
                               Name:   Douglas A. Standley
                                      ----------------------------------
                               Title:  President, CEO, Director
                                      ----------------------------------


                               /s/ WILLIAM R. ESTILL
EXECUTIVE:                     -----------------------------------------
                               William R. Estill, in his individual capacity



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